Exhibit 99.1

CONTACTS: Dennis Oates	Ross Wilkin	June Filingeri
Chairman,	VP Finance, CFO	President
President and CEO	and Treasurer	Comm-Partners LLC
(412) 257-7609	(412) 257-7662	(203) 972-0186

FOR IMMEDIATE RELEASE

UNIVERSAL STAINLESS ANNOUNCES NEW $95 MILLION CREDIT AGREEMENT; AMENDS TERMS OF CONVERTIBLE NOTES

BRIDGEVILLE, PA, January 22, 2016 — Universal Stainless & Alloy Products, Inc. (Nasdaq:USAP) announced today that it has entered into a new five-year $95 million credit agreement. As with the Company’s previous credit agreement, the Company’s obligations under the new asset-based lending (ABL) credit agreement are collateralized by substantially all of the Company’s accounts receivables, inventory, and fixed assets. It also has a $25 million increase option. The new credit agreement replaces the Company’s previous credit agreement, which was scheduled to expire in March 2017.

In a separate but related action, Universal Stainless has amended the terms of the convertible notes that it issued to the sellers of its North Jackson facility in connection with its acquisition by the Company in 2011. The notes, with initial aggregate principal amount of $20 million, were scheduled to mature in August 2017. The amendment allows for the extension of the final maturity date of the notes until as late as March 2021, at the Company’s discretion. The conversion rights remain unchanged until August 2017. Subsequent to August 2017 the conversion rights will terminate. The Company’s obligations under the amended notes are collateralized by a second lien on the same assets of the Company that secure the Company’s obligations under the new credit agreement.

Dennis Oates, Chairman, President and Chief Executive Officer, commented: “We are pleased to have met our objective to put in place a new bank facility in the first quarter. The new ABL facility, combined with our recent reduction in outstanding debt, has significantly improved our flexibility going forward.”

About Universal Stainless & Alloy Products, Inc.

Universal Stainless & Alloy Products, Inc., headquartered in Bridgeville, PA, manufactures and markets semi-finished and finished specialty steels, including stainless steel, nickel alloys, tool steel and certain other alloyed steels. The Company’s products are used in a variety of industries, including aerospace, power generation, oil and gas, and heavy equipment manufacturing. Established in 1994, the Company, with its experience, technical expertise, and dedicated workforce, stands committed to providing the best quality, delivery, and service possible. More information is available at www.univstainless.com.

Forward-Looking Information Safe Harbor

Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, among others, the concentrated nature of the Company’s customer base to date and the Company’s dependence on its significant customers; the receipt, pricing and timing of future customer orders; changes in product mix; the limited number of raw material and energy suppliers and significant fluctuations that may occur in raw material and energy prices; risks related to property, plant and equipment, including the Company’s reliance on the continuing operation of critical manufacturing equipment; risks associated with labor matters; the Company’s ongoing requirement for continued compliance with laws and regulations, including applicable safety and environmental regulations; the ultimate outcome of the Company’s current and future litigation and matters; risks related to acquisitions that the Company may make; and the impact of various economic, credit and market risk uncertainties. Many of these factors are not within the Company’s control and involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from any future performance suggested herein. Any unfavorable change in the foregoing or other factors could have a material adverse effect on the Company’s business, financial condition and results of operations. Further, the Company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the Company’s control. Certain of these risks and other risks are described in the Company’s filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained upon request from the Company.

# # #